                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON D.C. 20549

                            _______________________


                                    FORM 8-A


               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                   PURSUANT TO SECTION 12(b) OR 12(g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934


                           PNB Financial Group, Inc.
             (Exact name of registrant as specified in its charger)



            California                                  95-3847640
(State of incorporation or organization)     (IRS Employer Identification No.)


       4665 MacArthur Court                                92660
     Newport Beach, California                           (Zip Code)
(Address of principal executive offices)


       Securities to be registered pursuant to Section 12(b) of the Act:

     Title of each class                     Name of each exchange on which
     To be so registered                     each class is to be registered
     -------------------                     ------------------------------
            None                                         None

If this form relates to the registration of a class of securities pursuant to
Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ ]

If this form relates to the registration of a class of securities pursuant to
Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates __________ (if applicable).


       Securities to be registered pursuant to Section 12(g) of the Act:

                           Common Stock, no par value
                                (Title of Class)
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Item 1.  Description of Registrant's Securities to be Registered.

Common Stock

     The Amended Articles of Incorporation PNB Financial Group, Inc. (the "Company") authorize the issuance of 20,000,000 shares of Common Stock, no par value, of which approximately 2,760,618 shares were outstanding as of June 18, 1998. The outstanding shares are fully paid and nonassessable.

     Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the shareholders and, upon the giving of notice as required by law, are entitled to cumulate their votes in the election of directors. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time, by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata in all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

Item 2.  Exhibits.

Exhibit Description
-------------------

3.1 Restated Articles of Incorporation of the Company, filed as Exhibit 3.1 to the Company's 1989 Annual Report on Form 10-K and incorporated herein by reference.

3.2 Amended Articles of Incorporation of the Company, filed as Exhibit 3.3 to the Company's 1990 Annual Report on Form 10-K and incorporated herein by reference.

3.3 Bylaws of the Company, filed as Exhibit 6 to the Company's Registration Statement on Form S-14 (File No. 2-78580) and incorporated herein by reference.

4.1  Specimen certificate representing the Company's Common Stock.


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                                   SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the Registrant has duly caused this Exchange Act Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                        PNB Financial Group, Inc., a California
                                        corporation (Registrant)


Dated: June 18, 1998                    By:  /s/ Doug L. Heller
                                           -----------------------------------
                                           Doug L. Heller
                                           Chief Financial Officer